CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Shareholders and Board of Trustees
The Community Development Fund:

We consent to the use of our report included herein dated January 26, 2016, with respect to the statement of assets and liabilities (in Organization) of The Community Development Fund (the "Trust"), comprised of The Community Development Fund as of January 26, 2016, and the related statement of operations (in Organization) for the period of January 26, 2016, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.





                                                    /S/ TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
JANUARY 27, 2016